                                                                               .
                                                                               .
                                                                               .
                                                                    Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES

                                                                                          For the years ended December 31,
                                                          For the six months    ----------------------------------------------------
                                                          ended June 30, 2003     2002     2001         2000       1999      1998
                                                          -------------------     ----     ----         ----       ----      ----
Earnings:
Pre-tax income from operations before adjustment
for income or loss from equity investees                         46,183         172,018   167,317     135,462     74,157    54,272
Fixed charges                                                    38,601          74,659    71,750      70,112     67,292    50,980
   Plus: amortization of capitalized interest                    10,390          20,940    18,443      14,233     15,759    15,593
   Plus: distributed income (loss) from equity investees          4,095           2,916     6,656       2,968      1,884     1,035
   Less: capitalized interest                                   (19,339)        (38,093)  (33,158)    (37,600)   (38,163)  (29,594)
                                                                -------         -------   -------     -------    -------   -------
Earnings available for fixed charges                             79,930         232,440   231,008     185,175    120,929    92,286

Fixed charges:
Interest incurred, both expensed and capitalized                 34,455          66,345    63,328      62,100     60,503    44,993
Debt issue cost amortization in the period                        1,422           3,290     3,919       4,630      4,522     3,628
Rental expense representative of interest factor                  2,724           5,024     4,503       3,382      2,267     1,308
Preferred stock dividend                                                              -         -           -          -     1,051
                                                                -------         -------   -------     -------    -------   -------
Fixed charges                                                    38,601          74,659    71,750      70,112     67,292    50,980

Ratio of earnings to fixed charges                                 2.07            3.11      3.22        2.64       1.80      1.81